Exhibit 2.1

Asset Purchase Agreement

By and Among

The Finish Line Man Alive, Inc.

The Finish Line, inc.

Man Alive Acquisitions, LLC

and

The other Entities Listed on Exhibit E

June 21, 2009

i

ii

iii

Asset Purchase Agreement

This Asset Purchase Agreement (this “Agreement”) is made as of June 21, 2009 (the “Signing Date”), by and among  Man Alive Acquisitions, LLC, a Delaware limited liability company  (“Buyer”), each of the other parties listed in Exhibit E (each a “Buyer Related Party” and collectively the “Buyer Related Parties”), The Finish Line Man Alive, Inc., an Indiana corporation (“Seller”) and The Finish Line, Inc., an Indiana corporation (“Finish Line”).  Buyer, Buyer Related Parties, Seller and Finish Line may hereinafter be referred to individually as a “Party” and collectively as the “Parties.”
Recital

Seller desires to sell and transfer, and Buyer desires to purchase and acquire, substantially all the assets owned or held by Seller and used primarily in the operation of the Business (as defined in Exhibit A other than those specifically excluded as described in this Agreement).

Agreement

The Parties, intending to be legally bound, agree as follows:

Article 1. Definitions

For purposes of this Agreement, capitalized terms used herein but not otherwise defined herein shall have the meanings specified in Exhibit A.

Article 2. Asset Purchase Transaction; Closing

Section 2.1 Assets to be Sold.  Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, or cause to be sold, assigned, transferred, conveyed and delivered to Buyer, and Buyer shall purchase and acquire from Seller, all the right, title and interest in and to all of the assets of Seller (the “Purchased Assets”), including, without limitation, the following (but excluding the Excluded Assets):

(a) except as otherwise provided in Section 2.9, the interest of Seller in the real property leases described on Part 2.1(a) of the Disclosure Letter (the “Assigned Leases”) including any prepaid rents and security deposits in connection therewith;

(b) the equipment, furniture, fixtures, cash registers, alarm systems, sensors, cameras, digital video recording systems, bags, hangers, racks and other personal property currently in all stores of the Assigned Leases and in Seller’s (or, to the extent owned by Seller, Finish Line’s) warehouse, including those described on Part 2.1(b) of the Disclosure Letter (the “Equipment”);

(c) the merchandise and other inventory consisting of inventory in stores, inventory in distribution centers and inventory in transit between distribution centers and stores, as of July 4, 2009, (collectively, the “Received Inventory”) and inventory under non-cancellable purchase orders and in transit between vendors and distribution centers utilized by Seller as of July 4, 2009 (the “Ordered Inventory” and collectively with the

Received Inventory the “Inventory”) described on Part 2.1(c) of the Disclosure Letter, subject to adjustment for actual Inventory as of the Closing Time;

(d) the Seller’s interest in the Contracts described on Part 2.1(d) of the Disclosure Letter (the “Seller Contracts”);

(e) any and all rights of Seller, including goodwill, in and to all trade names, trademarks, service marks, brand names, recipes, packaging designs, packaging files, logo artwork, copyrights, customer lists, trade secrets, inventions, technology, nonproprietary information, know-how, licenses and processes and other intangible assets of every kind and description whatsoever (including registrations thereof and applications therefor) owned or used in connection with the Business as more specifically described in Part 2.1(e) of the Disclosure Letter (the “Intellectual Property Assets”);

(f) all books, records and other information relating to the operation of the Business, including, without limitation, inventory information, Sales information, employee information, customer and supplier lists and records relating to customers and suppliers and if applicable, in an electronic form;

(g) except for the Tax refunds described in Section 2.2(f), any and all rights, claims, credits, causes of action or rights of set-off against third Persons related to the Purchased Assets existing as of the Closing Time, including, without limitation, rights under manufacturers’ and vendors’ warranties, rights under insurance policies covering the Purchased Assets and rights under indemnification and contribution agreements;

(h) to the extent transferable, any and all licenses and permits necessary or required to operate the Purchased Assets and held by Seller as of the Closing Time;

(i) all rights of Seller in and to websites and domain names used or held for use in connection with the Business, as more specifically described on Part 2.1(i) of the Disclosure Letter;

(j) any and all documentation, policies, data, literature, advertising materials and other books and records or portions thereof that relate to the foregoing assets; and

(k) all other assets, properties and rights of Seller related to the Business except for the Excluded Assets.

Section 2.2 Excluded Assets.  For the avoidance of doubt, the Purchased Assets shall not include, and Buyer shall not purchase or acquire from Seller, the following assets, rights and interests (the “Excluded Assets”):

(a) all cash (including all cash in all bank accounts, all cash in stores, deposits in transit, cash to be received from debit and credit card transactions, and all petty cash) and cash equivalents (including marketable securities and short term investments);

(b) all accounts receivable (the “Seller Receivables”);

(c) all prepaid expenses and other prepaid items, other than the prepaid rents and security deposits in connection with the Assigned Leases;

(d) all minute books, stock record books, taxpayer and other identification numbers, tax returns and similar corporate records;

(e) all personnel records and other records that Seller is required by Legal Requirements to retain in its possession;

(f) all claims for refund of Taxes and other governmental charges of whatever nature related to time periods prior to the Closing Time;

(g) any insurance policies or rights thereunder;

(h) all rights of Seller under this Agreement or the Ancillary Documents;

(i) assets which are not used primarily in the operation of the Business;

(j) Seller’s leasehold interest in its corporate headquarters; and

(k) the assets set forth on Part 2.2(k) of the Disclosure Letter.

Section 2.3 Nonassignable Seller Contracts.  To the extent that any Seller Contract is not capable of being assigned, transferred, subleased or sublicensed without the consent or waiver of the issuer thereof or the other party thereto or any third party, or if such assignment, transfer, sublease or sublicense (an “Assignment”) would constitute a breach thereof or a violation of any Legal Requirement, this Agreement shall not constitute an Assignment thereof or an attempted Assignment thereof and the Purchased Assets shall not include such Seller Contract, unless and until such consent or waiver of such issuer or other party or parties has been duly obtained or such Assignment has otherwise become lawful.  To the extent that the consents and waivers are not obtained by Seller before the Closing, then after the Closing and until the impracticalities of Assignment are resolved, (i) Seller shall use commercially reasonable efforts to provide or cause to be provided to Buyer the benefits of any such Seller Contract, and (ii) Buyer shall use commercially reasonable efforts to perform the obligations of Seller arising under such Seller Contract.

Section 2.4 Assumed Liabilities.  At the Closing, Buyer shall assume and agree to discharge the following obligations and Liabilities of Seller (the “Assumed Liabilities”) except in any such case to the extent that such Liability is caused by a breach of the representations and warranties of Seller set forth in  this Agreement: (a) all Liabilities and obligations of Seller under the Assigned Leases accruing after the Closing Time, provided same did not arise from events or circumstances prior to Closing Time; (b) all Liabilities and obligations of Seller under the Seller Contracts accruing after the Closing Time, provided same did not arise from events or circumstances prior to Closing Time; (c) all Liabilities and obligations of Seller under the Non-Assigned Leases accruing after the Closing Time, provided same did not arise from events or circumstances prior to Closing Time; and (d) any Liabilities of Seller or the Business under outstanding gift cards issued to customers, limited to the dollar amount of credit provided by Seller to Buyer herein.

Section 2.5 Excluded Liabilities. Except for the Assumed Liabilities set forth in Section 2.4, Buyer shall not assume, whether by assignment, express or implied contract, by operation of law or otherwise, or be obligated to pay, perform, discharge or guarantee, any Liabilities of Seller or any Affiliate thereof, including any of their successors and assigns, whether arising or incurred before, on or after the Closing Time.  Notwithstanding anything contained herein to the contrary Seller, not Buyer shall be liable for any rent and additional rents due under the Assigned Leases prior to the Closing Time and shall make payment of same prior to Closing (the “Excluded Liabilities”). Seller and Finish Line jointly and severally agree that they shall be liable for and hold Buyer and Buyer Related Parties harmless from all Excluded Liabilities and shall indemnify Buyer or Buyer Related Parties for any Damages arising from the Excluded Liabilities.

Section 2.6 Ordered Inventory.  Seller shall pay and be liable for all payments to vendors for Ordered Inventory.  To the extent Seller receives any Ordered Inventory after Closing, Seller shall, at its own expense, ship any such Ordered Inventory to Buyer’s distribution center(s) as directed by Buyer. The amounts deducted from the Purchase Price Rebate for Ordered Inventory under Section 2.7 shall be held by Seller in escrow and used to pay 40% of the amounts due the vendors of the Ordered Inventory, when such amounts become due and owing; provided Buyer has received said Ordered Inventory and has not objected to the same as defective pursuant to this Section 2.6.  If Buyer does not receive Ordered Inventory, or if the Ordered Inventory is defective, Buyer shall notify Seller of such facts within seven (7) business days after receipt of the Ordered Inventory and where practicable, Seller shall withhold payment to the vendors for such Ordered Inventory until the Parties can resolve the matter. Seller agrees that it shall not agree to postpone any initial required delivery dates or to request that any goods be shipped later than in the ordinary course of business.  No later than October 31, 2009, Seller shall provide Buyer with a reconciliation of Ordered Inventory to actual received Ordered Inventory (and defective inventory, if any) and the net adjustment, if any, shall be paid by Seller to Buyer based on a pro-rata allocation of 60% to Seller and 40% to Buyer (it being the intention that Buyer will, after adjustment, only be responsible for paying forty percent (40%) of the actual received Ordered Inventory amount).  In the event the Received Inventory is less than the amount required by Section 3.16 as of the Closing Time, Seller and Finish Line agree to pay any deficiency to Buyer within twenty (20) days of Closing.  As of the Signing Date, the Parties acknowledge that 40% of the Ordered Inventory value is no greater than $1,275,000.

Section 2.7 Purchase Price Rebate.  In consideration of Buyer’s agreement to assume the Assumed Liabilities, Seller shall (i) transfer and assign to Buyer the Purchased Assets as contemplated by this Agreement and (ii) pay the sum of Eight Million Two Hundred Fifty Thousand Dollars ($8,250,000), plus an amount equal to Seller’s gift card liability as reflected in the Seller’s books and records as of the Closing Time, minus an amount equal to forty percent (40%) of the sum of the value of (A) the Received Inventory in excess of Seven Million Five Hundred Thousand Dollars ($7,500,000) valued at the Seller’s cost value before markdowns or shrinkage as reflected in Seller’s books and records as of the Closing Time and consistent with the values reflected in the Disclosure Letter, plus the (B) the Ordered Inventory, valued at the Seller’s cost value before markdowns or shrinkage as reflected in Seller’s books and records as of the Closing Time and consistent with the values reflected in the Disclosure Letter (collectively, the “Purchase Price Rebate”).  The Purchase Price Rebate shall be payable as follows: (i) the Purchase Price Rebate less (A) the Escrow Amount (as defined in Section 2.12) but in no event less than zero dollars ($0), and (B) Two Million Dollars ($2,000,000) (the “Installment Payment”), shall be payable to Buyer in cash by wire transfer of same day funds as of July 6, 2009, as directed by Buyer (the “Cash Purchase Price Rebate”), (ii) the Escrow Amount shall be payable to U.S. Bank National Association to be held in Escrow subject to Section 2.12 as of July 6, 2009 and (iii) the Installment Payment shall be payable without setoff for any reason in equal monthly installments by check or wire transfer to Buyer on the first day of the first month following the Closing Time and continuing on the first day of the first month each month thereafter for a total of twelve (12) months (the “Deferred Purchase Price Rebate”).  Finish Line guaranties the full and prompt payment of the Cash Purchase Price Rebate, the Escrow Amount and the Deferred Purchase Price Rebate as and when due hereunder.

Section 2.8 Closing.  The purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Seller’s counsel at Barnes & Thornburg LLP, 11 South Meridian Street, Indianapolis, Indiana 46204, at 10:00 a.m. (local time) or via correspondence and e-mail communications on July 3, 2009, to be effective and deemed to occur at 11:59 p.m. (local time) on July 4, 2009 (the “Closing Time”), or at such other time and place as the Parties may agree.  For the avoidance of doubt, it is the intent of the Parties that all payments to be made as of the Closing Time, will be made as of July 6, 2009. Subject to the provisions of Section 9.1, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.8 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.

Section 2.9 Allocation of Purchase Price.  Buyer and Seller shall prepare and file their respective Tax Returns, including, but not limited to, Internal Revenue Service Form 8594, reflecting the Contemplated Transactions in a manner consistent with the allocation of the Assumed Liabilities less the Purchase Price Rebate (the “Purchase Price”) provided in Exhibit C attached hereto and made a part hereof and reflecting the effective time of the consummation of the transactions as of the Closing Time, and shall take no position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any Governmental Body or any other Proceedings) unless required by Legal Requirements.  Buyer and Seller shall make those portions of their returns, or amendments thereof, that relate to the reporting of the transactions contemplated hereby available for inspection by the other Party or its Representatives, and such other Party shall specify, within ten (10) days after its receipt of such return or amendment, in what respect, if any, such return or amendment would violate the obligations set forth in the preceding sentence.

Section 2.10 Nonassignable Leases.  To the extent that any Assigned Leases are not capable of being assigned without the consent or waiver of any other party thereto or any third party (the “Assignment”) and such party refuses to provide such consent or waiver, then after the Closing and until the impracticalities of Assignment are resolved, (i) Buyer shall sublease (the “Sublease”) such real property from Seller under the same terms and conditions as those terms and conditions in the original Lease for the applicable subleased premises (including any amendments prior to Closing, the “Non-Assigned Lease”) which Subleases shall also provide that Buyer and Buyer Related Parties shall defend, indemnify and hold harmless the Seller and Finish Line, from all Liability under the Non-Assigned Leases related thereto and the amount of any Damages arising proximately therefrom, (ii) Buyer and Seller shall use commercially reasonable efforts to provide or cause to be provided to Buyer the benefits of any such Non-Assigned Lease, (iii) Buyer shall perform the obligations of Seller arising under such Non-Assigned Lease accruing after the Closing Time, provided same did not arise from events or circumstances prior to Closing Time, except in any such case to the extent that such Liability is caused by a breach of the representations and warranties of Seller set forth in this Agreement and (iv) Seller shall remain liable and perform the obligations of Seller arising under such Non-Assigned Lease accruing prior to or arising from events or circumstances prior to the Closing Time and to the extent that such Liability is caused by a breach of the representations and warranties of Seller set forth in this Agreement.  With respect to any Non-Assigned Lease, this Agreement shall not constitute an Assignment thereof or an attempted Assignment thereof unless and until such consent or waiver of such issuer or other party or parties has been duly obtained.  Continuing promptly following the Closing Time, Buyer and Buyer Related Parties shall continue to use their reasonable best efforts in attempting to secure the Assignment of any Non-Assigned Lease until the Assignment is obtained.  For the avoidance of doubt, any Liability arising from the failure of the Parties to obtain a Landlord’s consent to the Sublease shall be born solely by Buyer and Buyer Related Parties; provided, however that Seller and Finish Line will indemnify and reimburse Buyer and Buyer Related Parties $0.50 per dollar incurred, suffered or spent for such Liabilities, if any, up to a maximum of $1,500,000.  Seller and Finish Line will pay any amount due under this Section 2.10 within ten (10) days after Buyer provides Seller with reasonable documentation of such Liabilities.  The Parties acknowledge that as of the Signing Date the only two Non-Assigned Leases are the Leases with Aranov and O’Leary as the landlords.

Section 2.11 Proration of Leases.  For purposes of this Agreement the parties agree that all amounts accruing under the Assigned Leases and Non-Assigned Leases, including without limitation rent, additional rent, insurance, utilities, taxes, costs, credits and other Liabilities or payables, will be prorated as of the Closing Time, based on the periods for which such amounts are actually allocated or accrued.  Items for which it is indeterminate which period they relate to, will be considered accrued based on the date the Landlord’s billing statement for such items is received.  For the avoidance of doubt, property tax refunds for periods prior to the Closing Time shall remain the property of Seller.

Section 2.12 Escrow.  Effective as of the Closing Time, the Parties shall set up an escrow with U.S. Bank National Association pursuant to the terms of an escrow agreement in substantially the form attached as Exhibit F (the “Escrow Agreement”).  As of or prior to the Closing Time, the Seller shall deposit an amount equal to $2,250,000 (the “Three Month Rent Amount Estimate”), plus $2,263,142.87 representing the aggregate estimated amount of rent and additional rent payable for the period from the November 1, 2009 through the Kick Out Time for (i) the Non-Assigned Leases, (ii) any Assigned Leases with respect to which the Landlord Consent does not contain an unconditional release of Seller and Finish Line for Liabilities accruing after the Closing Time and (iii) any Assigned Leases which Finish Line has guaranteed and which guarantee has not been released, (the “Lease Escrow” and collectively with the Three Month Rent Amount Estimate, the “Escrow Amount”) which shall be held and distributed in accordance with the terms of the Escrow Agreement.  The amount of the Lease Escrow shall be adjusted to the extent that between the Signing Date and the Closing Date (i) the Non-Assigned Leases become Assigned Leases, (ii) the Landlord Consents are revised to contain an unconditional release of Seller and Finish Line for Liabilities accruing after the Closing Time or (iii) Finish Line is released from its guaranties.

Section 2.13 Deliveries by Seller.  At the Closing, Seller shall deliver or cause to be delivered to Buyer the following items:

(a) a duly executed Bill of Sale;

(b) a certificate of a duly authorized officer of Seller, dated effective as of the Closing Time, certifying that the resolutions attached thereto are true, correct and complete copies of the resolutions of Seller authorizing, adopting and approving the Transaction Documents and the transactions contemplated hereby and thereby, and that the bylaws attached thereto are true, correct and complete copies thereof as in effect as of the Closing Time;

(c) a certified copy of the articles of incorporation of Seller as in effect as of the Closing Time, certified by the Secretary of State of the State of Indiana and dated within ten (10) Business Days prior to the Closing Time;

(d) a certificate of existence of Seller issued by the Secretary of State of the State of Indiana and dated within ten (10) Business Days prior to the Closing Time;

(e) an incumbency certificate of Seller, dated effective as of the Closing Time, in form and substance reasonably satisfactory to Buyer;

(f) a certificate of the Treasurer of Seller, dated effective as of the Closing Time, certifying as to the payment in full of any and all Taxes;

(g) a list of the current Received Inventory certified by Seller as true and correct as of the business day prior to Closing;

(h) a list of the Ordered Inventory certified by Seller as true and correct as of the business day prior to Closing;

(i) all sales figures between date of this Agreement and the business day prior to Closing, and for the last twelve months prior to the business day prior to Closing certified by Seller as true and correct;

(j) a certificate executed by an officer of Seller certifying that the conditions set forth in Article 7 have been satisfied as of the Closing and that the respective representations and warranties are true and correct as of the respective dates set forth herein; and

(k) such other instrument or instruments of transfer in such form as shall reasonably necessary or appropriate to vest in Buyer all of Seller’s right, title and interest to the Purchased Assets an in form and substance reasonably satisfactory to Buyer (all such instruments and agreements, collectively, the “Transfer Documents”).

Section 2.14 Three Month Rent Obligation.  The Escrow Agreement will provide that the Three Month Rent Amount Estimate will be held by the Escrow Agent without offset or setoff by Seller and distributed to Buyer on January 4, 2010.  In the event the Three Month Rent Amount Estimate is less than the actual rents and additional rents accruing for the period of August 1, 2009 through October 31, 2009, for the Assigned Leases and the Non-Assigned Leases (a “Rent Deficiency”), Seller and Finish Line, jointly and severally agree to reimburse Buyer for such amounts on January 4, 2010.  If Buyer desires to seek any such reimbursement, Buyer agrees to provide Seller a statement from Buyer that a Rent Deficiency for such period exists together with such reasonable documentation verifying the existence of a Rent Deficiency.  Payment by Seller of the Rent Deficiency amount shall be the later of 30 days after receipt of the request from Buyer or January 4, 2010.  For the avoidance of doubt, it is the intention of the Parties that Buyer and Buyer Related Parties agree to pay, when due, after applicable notice and grace periods and subject to Buyer’s right to dispute any claim by landlord all rent or additional rent for the accruing for the period of August 1, 2009 through October 31, 2009 and that Seller and Finish Line will be responsible to reimburse Seller on January 4, 2010 for all rent and additional rent under the Leases paid by Buyer or Buyer Related Parties for the periods prior to October 31, 2009 (less the Three Month Rent Amount Estimate being released from escrow), but will not be responsible for any other Liabilities under the Leases accruing after the Closing Time.

Article 3. Representations and Warranties of Seller

Seller and Finish Line, jointly and severally represent and warrant to Buyer, as of the date hereof, as follows:

Section 3.1 Organization.  Seller is a corporation duly organized and validly existing under the laws of the State of Indiana, with the corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it owns or uses and to perform all its obligations under the Seller Contracts to which it is a party.  Seller is qualified to do business and is in good standing in each jurisdiction in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not result in a Material Adverse Change.  Finish Line is a public company traded on NASDAQ under the symbol FINL.

Section 3.2 Authority; No Conflict; Consents.

(a) Each of this Agreement and the Ancillary Documents to which the applicable Seller is a party is a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).  Seller has all right, power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to perform its obligations under this Agreement and the Ancillary Documents to which it is a party.  No further action on the part of Seller is necessary to authorize the execution, delivery and performance by Seller of the forgoing agreements and consummation by it of the transactions contemplated hereby and thereby.

(b) The execution and delivery of this Agreement and the Ancillary Documents by Seller does not, and the consummation or performance by Seller of any of the Contemplated Transactions will not, (i) conflict with or result in a violation of any provision of the articles of incorporation or by laws of Seller, (ii) conflict with or result in a violation of any Order to which Seller or any of the Purchased Assets may be subject, (iii) conflict with or result in a violation of any of the terms or requirements of any Seller Approval, (iv) conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of, create in any party the right to terminate, modify or cancel any provision of any Seller Contract or Leases, or (v) assuming the Landlord Consents (as hereafter defined) are obtained, conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of, create in any party the right to terminate, modify or cancel any provision of any Assigned Leases, (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets, or (vii) require any filing with, permit or consents of any Governmental Authority or other Persons, other than those which have been obtain or will be obtained at Closing.

(c) Except as set forth on the Part 3.2(c) of the Disclosure Letter, and except for the Landlord Consents (as hereafter defined), Seller is not required to obtain any Consent from, or provide any notice to, any Person in connection with the execution and delivery of this Agreement or the Ancillary Documents or the consummation or performance of any of the Contemplated Transactions, except for such failures to obtain Consents or to provide notices which, individually or in the aggregate, will result in a Material Adverse Change.

(d) Seller has the requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby.

Section 3.3 Financial Statements.  Seller has delivered to Buyer: (a) an unaudited balance sheet of Seller as of February 28, 2009 (the “Balance Sheet”), and the related statements of income and cash flow for the fiscal year then ended (“Annual Income Statement” and collectively, with the Balance Sheet, the “Annual Financial Statements”), and (b) an internally prepared balance sheet of Seller as of May 2, 2009 (the “Interim Balance Sheet”), and the related internally prepared statements of income as of May 2, 2009 (the “Interim Income Statement” and, collectively with the Interim Balance Sheet, the “Interim Financial Statements”).  The Annual Financial Statements fairly present in all material respects the financial condition and the results of operations of Seller as of the respective dates and for the respective periods referred to in such Annual Financial Statements, all in accordance with GAAP, consistently applied.

Section 3.4 Title to Assets.  All of the Purchased Assets are owned by Seller free and clear of all Encumbrances and at the Closing, the Bill of Sale, to be executed and delivered by Seller to Buyer, will effectively vest in Buyer good, valid and marketable title to all of the Assets free and clear of all Liens.  At Closing, Seller will have delivered or caused to be delivered to Buyer all of the properties, assets and rights of Seller used in or necessary to operate the Purchased Assets in the Ordinary Course of Business as of the Closing Time, except for the Excluded Assets.  At Closing, the Purchased Assets will be in such condition and repair as is necessary to operate the Purchased Assets in the Ordinary Course of Business.  To Seller’s Knowledge, there are no defects in the Purchased Assets or other conditions relating thereto which, in the aggregate, would have an adverse effect on Buyer’s ability to operate the Purchased Assets in the Ordinary Course of Business.

Section 3.5 Condition and Sufficiency of Assets.  To Seller’s Knowledge, (a) the Equipment is in good operating condition and repair, is free from material defects and is adequate for the uses to which the Equipment is being put, ordinary wear and tear excepted, and (b) none of the Equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that would not result in a Material Adverse Change.

Section 3.6 Taxes.

(a) Seller has filed or caused to be filed all Tax Returns that are or were required to be filed by them pursuant to applicable Legal Requirements.  To Seller’s Knowledge, all Tax Returns filed by Seller are true, correct, and complete.  Seller has paid, or made provision for the payment of, all Taxes that have become due pursuant to the Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are being contested in good faith.  Except as set forth on Part 3.6(a) of the Disclosure Letter, to Seller’s Knowledge (i) Seller has not received any written claim by any taxing authority in any jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to Taxes assessed by such jurisdiction (ii) there has been no issue raised or adjustment proposed (and none is pending) by any Tax authority with respect to Taxes,

(iii) there are no Liens for Taxes upon any of the Purchased Assets, and (iv) there is no pending Tax audit or examination, nor any action, suit, investigation, claim or deficiency asserted against Seller.

(b) To Seller’s Knowledge, Seller has timely paid (or will timely pay prior to the Closing Time) and/or accrued all sales Taxes required to be paid by them or collected from customers in connection with the sale of goods or performance of services for customers which are owing for the periods prior to the Closing Time.  Seller has paid (or will timely pay prior to the Closing Time) and/or accrued all payrolls, employment, withholding and other Taxes required in connection with their employees which are owing for the periods prior to the Closing Time.

Section 3.7 Employee Benefits.  All pension, retirement, supplemental retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, medical, disability, workers’ compensation, vacation, group insurance, severance, employee welfare benefit plans (as defined in ERISA), employee pension benefit plans (as defined in ERISA) and other material employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto, maintained by or contributed to by Seller or which Seller has any Liability or potential Liability in respect of any of the present or former directors, officers, other employees and/or consultants of Seller, or in which any of such directors, officers, employees or consultants participates (each an “Employee Plan”) have been maintained and operated substantially in accordance with both their terms and with the requirements of all applicable Legal Requirements, including, without limitation, ERISA, the Code and COBRA.  All contributions required to be made to Employee Plans have been or will be made.

Section 3.8 Compliance with Legal Requirements; Governmental Authorizations.

(a) To Seller’s Knowledge, except as set forth in the Part 3.8(a) of the Disclosure Letter, (i) Seller is in compliance with each Legal Requirement that is applicable to it or the ownership or use of the Purchased Assets which it owns or uses; and (ii) Seller has not received, at any time since May 1, 2007, any written notice from any Governmental Body or any other Person regarding any violation of, or failure to comply with, any Legal Requirement.

(b) Except as provided in Part 3.8(a) of the Disclosure Letter, since May 1, 2007, no notice, charge, claim, action or assertion has been received by Seller (with respect to the Purchased Assets) or, to Seller’s Knowledge, has been filed, commenced or threatened against Seller alleging any violation of any of the foregoing.  The conduct of the Business has not violated, and as presently conducted does not violate any Applicable Laws, Orders or any industry standards which would have a material adverse effect on the Business.  No investigations by any Governmental Authority asserting or alleging any violation of, or noncompliance with, any such Applicable Laws or Orders are pending or, to Seller’s Knowledge, threatened against Seller.

(c) Part 3.8(c) of the Disclosure Letter identifies each Governmental Authorization which (i) is required for and material to the conduct of the Business by Seller, or (ii) is held by Seller.  To Seller’s Knowledge, Seller is not in violation of any such Governmental Authorization held by it.

Section 3.9 Legal Proceedings.  Except as set forth in Part 3.9 of the Disclosure Letter, there is no Proceeding pending or, to Seller’s Knowledge, threatened against Seller and affecting the Purchased Assets nor any Order to which Seller or the Purchased Assets is subject.

Section 3.10 Seller Contracts; Assigned Leases; No Defaults.

(a) Except as set forth in the Part 3.10 of the Disclosure Letter, each Seller Contract and Lease (i) to Seller’s Knowledge is legal, valid, binding, in full force and effect and valid and enforceable against Seller and the other parties thereto, in accordance with its terms, and (ii) assuming the Landlord Consents (as defined hereafter) are obtained, the consummation of the Contemplated Transactions will not cause the failure of such Seller Contract or Lease to be legal, valid, binding, in full force and effect and enforceable on identical terms following the consummation of the Contemplated Transactions.

(b) Except as set forth in Part 3.10 of the Disclosure Letter (i) Seller is in compliance in all material respects with each Seller Contract and Assigned Lease under which Seller has or had any obligation or Liability or by which Seller or any of the Purchased Assets owned by it is bound and (ii) to Seller’s Knowledge, each other Person that has any obligation or Liability under any Seller Contract or Assigned Lease under which Seller has any rights is in compliance in all material respects with such Seller Contract or Assigned Lease as the case may be.

(c) Except as set forth in Part 3.10 of the Disclosure Letter, Part 2.1(d) of the Disclosure Letter contains an accurate and complete list of all contracts, agreements, licenses and instruments (including without limitation a summary of any oral contracts or agreements) to which Seller is a party or is bound and that are material to the Purchased Assets (other than the Assigned Leases).  True, complete and correct copies of all Seller Contracts and Assigned Leases have been provided or made available to the Buyer.

Section 3.11 Environmental Matters.  To Seller’s Knowledge: (a) the operations of Seller complies with all Environmental Laws; (b) Seller is not subject to any outstanding Order respecting (i) Environmental Laws, (ii) Remedial Action, or (iii) any Release or threatened Release of a Hazardous Material; (c) there has been no Release by Seller of any Hazardous Materials; (d) there are no pending or, threatened Proceedings, of any nature, resulting from any Environmental Law, with respect to or affecting the Seller; and (e) Seller has obtained and complied with, and is in compliance with in all material respects, all Governmental Authorizations that are required pursuant to Environmental Laws for the occupation of its facilities and the operation of the Business.  Notwithstanding the generality of any other representation or warranty in this Agreement, the representations and warranties contained in Section 3.11 shall be deemed to contain the only representations and warranties in this Agreement with respect to Environmental Laws and Hazardous Materials.

Section 3.12 Labor Matters.

(a) Seller is not a party to any collective bargaining Contract.  Except as set forth in Part 3.12 of the Disclosure Letter, there is not presently pending or existing, and, to Seller’s Knowledge, there is not threatened, (i) any strike, slowdown, picketing, or work stoppage, (ii) any Proceeding against or affecting Seller relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting Seller or its respective premises, or (iii) any application for certification of a collective bargaining agent.  Except as set forth in Part 3.12 of the Disclosure Letter, Seller is in material compliance with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, plant closing and mass layoff of employees.

(b) Seller has paid or will pay and perform all obligations with respect to its employees, independent sales representatives, consultants, agents, officers and directors, including, without limitation, all wages, salaries, commissions, bonuses, severance pay, vacation pay, benefits and other direct compensation for all services performed by such Persons to the date hereof and all amounts required to be reimbursed to such Persons.  Seller is in compliance in all material respects with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours.  No employees of Seller are covered by any collective bargaining agreements and, to Seller’s Knowledge, no effort is being made by any union to organize any of Seller’s employees.  There is no workman compensation claim pending against Seller that is not adequately provided for by insurance.  Except as provided in Part 3.9 of the Disclosure Letter, there is no charge, complaint or suit pending or, to Seller’s Knowledge, threatened against Seller respecting employment, hiring for employment, terminating from employment, employment practices, employment discrimination, terms and conditions of employment, safety, wrongful termination, or wages and hours.

Section 3.13 Intellectual Property.

(a) Part 3.13(a) of the Disclosure Letter contains a true, correct and complete list of all Intellectual Property, including without limitation all Patents, registered Marks and Copyrights that are owned or used (pursuant to license agreements or otherwise) by Seller and the jurisdiction, if any, in which it is registered or application therefore has been made.

(b) Except as set forth in Part 3.13(b) of the Disclosure Letter, Seller (i) owns and possesses all right, title and interest, free and clear of all Encumbrances, the Patents, registered Marks and Copyrights owned by it and set forth in Part 3.13(a) of the Disclosure Letter, or (ii) has a valid and enforceable license to use all Patents, registered Marks and Copyrights licensed by it and set forth the Disclosure Letter (the “Company Intellectual Property”).  No current or former employee and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, and including any right to royalties or other compensation, in any of the Intellectual Property, or in any application therefor.

(c) To Seller’s Knowledge, the operation of the Business as currently conducted does not infringe, misappropriate or otherwise conflict with any Intellectual Property Assets of any third party.  To Seller’s Knowledge, no third party has infringed, misappropriated, or otherwise conflicted with any of the Company Intellectual Property.

Notwithstanding the generality of any other representations or warranty in this Agreement, the representations and warranties contained in Section 3.13 shall be deemed to contain the only representations and warranties in this Agreement with respect to Intellectual Property Assets or Company Intellectual Property.

Section 3.14 No Undisclosed Liabilities.  To Seller’s Knowledge, Seller has no Liabilities or obligations of any nature that are required to be reflected on a balance sheet in accordance with GAAP except for (a) Liabilities or obligations reflected or reserved against on the Interim Balance Sheet, (b) current Liabilities incurred in the Ordinary Course of Business, (c) Liabilities set forth in Part 3.14 of the Disclosure Letter, (d) Liabilities under the Seller Contracts or Assigned Leases, (e) Liabilities or obligations which would not reasonably be expected to result in a Material Adverse Change, or (f) Excluded Liabilities.  This Section 3.14 shall not apply to any Liability or obligation which is of a type covered by another representation or warranty in this Agreement.

Section 3.15 Brokers.  Seller has not incurred or will incur any obligation for any finder’s or broker’s fee or commission in connection with the Contemplated Transactions.

Section 3.16 Received Inventory.  Received Inventories are valued at the lower of cost or market using a weighted-average cost method, which approximates the first-in, first-out method. Received Inventories are recorded net of markdowns and shrinkage. Part 2.1(c) contains a true and complete listing of Received Inventory and Ordered Inventory as of the date hereof.  Seller shall not place any further orders for Inventory after the date hereof.  The Received Inventory as of the Closing Time will have a value of at least Six Million Seven Hundred Thousand Dollars ($6,700,000).

Section 3.17 Employees.  Part 3.17 of the Disclosure Letter contains to Seller’s Knowledge a true, complete and accurate list of each employee of Seller, along with the current salaries for each employee, except for the President of Seller (the “Seller Employees”).  Seller agrees not to increase in any manner the number of Seller’s Employees after the date hereof.

Section 3.18 Gift Cards.  All gift cards issued by Seller were issued in the Ordinary Course of Business to third party retail customers and Part 3.18 of the Disclosure Letter contains the aggregate amount of gift card liabilities as of the business day prior to the date hereof.

Section 3.19 Full Disclosure.  No representation or warranty by Seller contained in this Agreement and no statement contained in any document (including, without limitation, the disclosure schedules), certificate, or other writing furnished or to be furnished by Seller to Buyer or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

Section 3.20 Leases.  Seller has provided to Purchaser true, correct and complete copies of all of the Assigned Leases (including any leases which may become Non-Assigned Leases, the “Leases”), including any and all amendments or agreements affecting the rights of landlord or tenant thereto.  The Leases are valid, legally binding and enforceable against the Seller and, to the best of Seller’s Knowledge, the other parties thereto, subject to laws of general application in effect affecting creditors’ rights and subject to the exercise of judicial discretion in accordance with general equitable principles.  Except those breaches which would not reasonably likely to result in a Material Adverse Change, Seller is not in breach of, or in default under, any of the Leases; and to Seller’s Knowledge, no event has occurred which, with the giving of notice or lapse of time, or both, would constitute a default by Seller.  Subject to the execution and delivery of the Landlord Consents, the assignment of the Leases to Purchaser in accordance with this Agreement will not constitute a breach or violation of any of the Leases.  Seller represents, warrants and covenants that the Leases delivered to Buyer are true and correct and represent the entire agreement between the parties with respect to the leasing and occupancy of the Premises, and there are no other agreements or representations of any kind between Seller and any other party with respect thereto.  Part 3.20 of the Disclosure Letter sets forth the following information with respect to each Lease, which is, to Seller’s Knowledge after due investigation, true and correct in all material respects as of the date of this Agreement:

(i)	the commencement and expiration date of the Lease;

(ii)	any remaining options under the Lease;

(iii)	the current monthly base rent and all additional rents currently payable under the Lease;

(iv)	any security deposits paid under the Lease; and

(v)
the dates the Kick Out Clauses may be exercised and the period and date on which the Lease may be terminated, as well as the sales threshold required to exercise said Kick Out provision and the pay out amount required to exercise said Kick Out.

Section 3.21 No Other Representations or Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER DOES NOT MAKE AND HAVE NOT MADE ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, WRITTEN OR ORAL, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AS TO ANY FACT OR MATTER WITH RESPECT TO OR OTHERWISE RELATING TO SELLER, THE BUSINESS OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES ACKNOWLEDGE AND AGREE THAT EXCEPT AS EXPRESSLY OTHERWISE STATED HEREIN ALL WARRANTIES (WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED) IN REGARD TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONDITION OR DESIGN OR ARISING BY STATUTE OR OTHERWISE IN LAW, FROM A COURSE OF DEALING OR USAGE OF TRADE OR OTHERWISE ARE EXPRESSLY EXCLUDED. ALL REPRESENTATIONS AND WARRANTIES OF THE SELLER, OTHER THAN THOSE OF THE SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT ARE HEREBY EXPRESSLY DISCLAIMED. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE BUYER IS ACCEPTING THE ASSETS ON AN “AS IS WHERE IS, WITH ALL FAULTS” BASIS.

Section 3.22 Survival.  All representations and warranties set forth herein shall survive the Closing, subject to the limitations set forth in Article 10.

Article 4. Representations and Warranties of Buyer

Buyer and Buyer Related Parties, jointly and severally represent and warrant to Seller as follows:

Section 4.1 Organization and Good Standing.  Buyer is a limited liability company duly organized, in good standing and validly existing under the laws of the State of Delaware.  Each of the Buyer Related Parties is a corporation or limited liability company duly organized, in good standing and validly existing under the laws of its state of incorporation or organization.

Section 4.2 Authority; No Conflict; Consents. Each of this Agreement and the Ancillary Documents is a legal, valid, and binding obligation of each of Buyer and Buyer Related Parties enforceable against Buyer and Buyer Related Parties, respectively in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).  Each of Buyer and Buyer Related Parties has all right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and the Ancillary Documents.  The execution and delivery of this Agreement and the Ancillary Documents by Buyer and Buyer Related Parties does not, and the consummation or performance by Buyer and Buyer Related Parties of any of the Contemplated Transactions will not: (i) conflict with or result in a violation of any provision of the articles of incorporation or bylaws of Buyer or Buyer Related Parties; (ii) conflict with or result in a violation of Order to which Buyer or Buyer Related Parties may be subject; or (iii) conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of, create in any party the right to terminate, modify or cancel any provision of any Contract to which Buyer or Buyer Related Parties is a party or by which Buyer or Buyer Related Parties may be bound.  Neither Buyer nor Buyer Related Parties is required to obtain any Consent from, or provide any notice to, any Person in connection with the execution and delivery of this Agreement or the Ancillary Documents or the consummation or performance of any of the Contemplated Transactions.

Section 4.3 Certain Proceedings.  There is no pending Proceeding against Buyer or Buyer Related Parties that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To Buyer’s Knowledge and Buyer Related Parties’ Knowledge, no such Proceeding has been threatened.

Section 4.4 Brokers.  Neither Buyer nor Buyer Related Parties has incurred and will not incur any obligation for any finder’s or broker’s fee or commission in connection with the Contemplated Transactions except as previously disclosed in writing to Seller.

Section 4.5 Financial Statements.  The Buyer Related Parties have delivered to Seller: audited financial statements of Buyer as of December 31, 2008 (the “Buyer Financial Statements”).  The Buyer Financial Statements fairly presents in all material respects the financial condition and the results of operations of the Buyer Related Parties as of the respective dates and for the respective periods referred to in such Buyer Financial Statements, all in accordance with GAAP, consistently applied.  No Material Adverse Change in the financial condition of Buyer, material change in capital structure or material repayment of shareholder loans has occurred since the date of the Buyer Financial Statements.

Section 4.6 No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 4, Buyer and Buyer Related Parties make no other representation or warranty with respect to Buyer and Buyer Related Parties, this Agreement, the Ancillary Documents or the Contemplated Transactions.

Article 5. Pre-Closing Covenants

Section 5.1 Access and Investigation.  Between the date of this Agreement and the Closing Time, Seller will afford Buyer and its Representatives access to the Purchased Assets during Seller’s normal business hours and at Seller’s locations, and in a manner so as not to interfere with Seller’s normal business operations.  Buyer may communicate with or be permitted to have access to any employees, customers, suppliers, dealers, or other third parties having a business relationship with Seller, but only after this Agreement has been publicly announced in accordance with Section 5.11, which shall be no later than four (4) business days from the date hereof.

Section 5.2 Operation of the Business of Seller.  Between the date of this Agreement and the Closing Time, Seller:

(a) shall except as otherwise provided in Section 6.4, use its reasonable best efforts to maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(b) shall make no material changes in employees (subject to the ability of Seller to terminate employees in the Ordinary Course of Business and to employees terminating their employment voluntarily) without prior consultation with Buyer;

(c) shall maintain the Purchased Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of Seller’s Business;

(d) shall keep in full force and effect, without material amendment, the Seller Contracts and Assigned Leases;

(e) shall comply with all Legal Requirements applicable to the operations of Seller’s Business;

(f) shall not pledge any of the Assets or subject any of the Assets to any Lien;

(g) shall not alter any employment practices or policies;

(h) shall not conduct any “going out of business” or “liquidation” sales;

(i) shall not enter into any material contracts except in the Ordinary Course of Business;

(j) shall not sell, license, transfer, assign or dispose of any of the Assets other than inventory in the ordinary course of business;

(k) shall not agree in writing or otherwise to take any of the actions described in subsections (f) through (k) hereof.

Notwithstanding the foregoing, Seller shall be permitted to take such actions incidental and related to the closing of the Jamestown Mall and Central Mall (Lawton, Oklahoma) stores, including without limitation selling the Assets related thereto.

Section 5.3 Landlord Consents.  Buyer and Buyer Related Parties shall use their reasonable best efforts to obtain the consent of each landlord or other necessary party other than Seller (collectively, the “Landlord Consents”) for each of the Leases prior to June 21, 2009 in the form as the attached Exhibit D, with such modifications as Seller and Buyer may consent to in their reasonable discretion.  Reasonable best efforts may include providing a guaranty from one or more of the Buyer Related Parties, but shall in no event require Buyer to agree to an amendment of the Assigned Lease that eliminates an early termination option on the part of the tenant, if any, or in any manner that materially increases its obligations or decreases its rights under the Leases, or Seller or Finish Line to provide a guaranty or agreement to remain responsible under the Leases for Liabilities accruing after the Closing Time.  Reasonable best efforts shall include an obligation on the part of Seller and Finish Line to pay landlords (or otherwise make arrangements to discharge) any amounts actually owing to such landlord’s prior to the Closing Time, as may be requested by landlord’s as a condition to providing the Landlord Consents.  Seller and Finish Line agree to pay any such amounts as required by the terms of any Landlord Consents in a timely manner so as not to cause a default under the Landlord Consents or the Leases.  Any out of pocket costs payable to Landlord in connection with the Landlord Consents shall be payable by Seller and Finish Line.  Seller and Finish Line shall cooperate and assist Buyer and Buyer Related Parties in obtaining the Landlord Consents.  Buyer and Buyer Related Parties shall provide Seller and Finish Line with a list of any landlords as of June 26, 2009 that have not provided a Landlord Consent.  Thereafter, Buyer, Buyer Related Parties and Seller shall continue to use their reasonable best efforts to obtain the Landlord Consent and failing that shall use their reasonable best efforts to obtain the consent of each landlord to the Sublease as contemplated by Section 2.3.  The Parties acknowledge that they have received executed Landlord Consents satisfactory to all Parties for all landlords except Aranov and O’Leary and, to the extent Buyer, Seller, Buyer Related Parties or Finish Line have not executed these Landlord Consents they will do so as soon as practicable but in any event prior to Closing.

Section 5.4 Access.  During the period from the date of this Agreement to the Closing, upon reasonable advance notice, Seller shall (i) afford to Buyer and its representatives, during business hours, access to Seller’s officers, legal counsel, properties and books and records to undertake customary legal, financial and commercial due diligence; and (ii) permit Buyer to make such inspections and to make copies of such books and records at Buyer’s own expense as it may reasonably require, provided such efforts shall not interfere with Seller’s conduct of its operation in the Ordinary Course of Business.

Section 5.5 Performance of Obligations.  During the period from the date of this Agreement until Closing Time, Seller shall fulfill its contractual obligations with respect to the Contracts and the Assumed Liabilities in all material respects.

Section 5.6 Satisfaction of Representation and Conditions.  Seller shall use its commercially reasonable efforts to take all actions necessary to render all representations and warranties made by it herein accurate on and as of the Closing Time in all material respects and to satisfy each covenant or condition to be performed or satisfied by it on or before the Closing Time.

Section 5.7 Other Required Approvals.  Between the date of this Agreement and the Closing Time, each Party will cooperate with the other Parties with respect to all filings that the other Party elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and obtaining any Consent for the Assignment of any Seller Contract or any necessary Government Authorizations.  Notwithstanding the foregoing, these provisions shall not apply to the Landlord Consents subject to Section 5.3.

Section 5.8 Notification of Breach.  Between the date of this Agreement and the Closing Time, Seller shall notify Buyer in writing if Seller becomes aware of a breach of any of Seller’s representations and warranties contained in Article 3 of this Agreement.  After receipt of any such notice, unless the Buyer notifies Seller that it considers the breach reasonably likely to result in a Material Adverse Change and it is exercising its rights under this Agreement to terminate this Agreement within ten (10) business days thereafter, the written notice pursuant to this Section 5.8 will be deemed to have amended the Disclosure Letter, to have qualified the representations and warranties contained in Article 3 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

Section 5.9 Exclusivity.  Until the earlier of the Closing or the date that this Agreement is terminated, Seller will not solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any information to, or consider the merits of any unsolicited inquiries or proposals from or enter into any agreement with, any Person (other than Buyer or Buyer Related Parties) relating to any transaction involving the sale of the Business or all or substantially all of the assets used primarily in the Business (other than sales of Inventory in the Ordinary Course of Business) of Seller, or any of the equity of Seller, or any merger, consolidation, liquidation, dissolution, recapitalization, business combination, or similar transaction involving Seller.

Section 5.10 Reasonable Best Efforts.  Between the date of this Agreement and the Closing Time, the Parties will use their reasonable best efforts to consummate the Contemplated Transactions.

Section 5.11 Press Releases and Announcements.  The Seller shall be the first party to issue a public announcement or press release after consultation with Buyer, which announcement shall be no later than four (4) business days after the Signing Date.  Thereafter, the Parties shall consult with each other before issuing any other press releases or otherwise making any public announcements regarding this Agreement or the transactions contemplated by this Agreement; provided, that each Party may make such announcements that it in good faith believes, based on advice of counsel, is necessary in connection with any requirement of Law or regulation, it being understood and agreed that each Party shall provide the other Parties with copies of any such announcement reasonably in advance of such issuance.

Section 5.12 Computer Transition. Both before, and if necessary, following Closing, Seller and Finish Line agree to cooperate and assist Buyer as reasonably required to transition and coordinate the transfer of the information in Seller’s or Finish Line’s computer system and software to Buyer’s current computer system and software (the “Computer Transition”).  The parties understand and acknowledge however that Buyer will not be able to run on Seller’s network after closing and that Seller will not be responsible for Buyer’s connectivity after Closing.  If, in spite of Buyer’s best efforts, no other viable alternatives exist for Buyer (i) Seller agrees to continue to store inventory and point of sale data and to provide said data to Buyer for a period of up to thirty (30) days from Closing and (ii) Seller agrees to maintain in its name and at Buyer’s cost and expense any DSL or similar connections in the stores until Buyer has replaced the same but in any event for no longer than thirty (30) days after Closing.  Buyer and Buyer Related Parties agree to reimburse Seller for such amounts with ten (10) days after receipt of a reasonably detailed invoice for such services.

Section 5.13 Inventory.  Prior to Closing, Seller shall take reasonable efforts to cancel all outstanding purchase orders for Inventory; provided that Seller shall not be required to cancel purchase orders which are by their terms non-cancellable.  Seller may sell its Inventory in the Ordinary Course of Business prior to Closing.  Received Inventory as of the Closing Time shall be delivered by Seller at Closing Time on an AS IS WHERE IS basis.  Part 2.1(c) of the Disclosure Letter shall be revised by the Seller as of three business days prior to the Closing Time with the Ordered Inventory estimated as of the Closing Time.

Article 6. Additional Covenants

Section 6.1 Inspection and Preservation of Records.  Seller, Finish Line, Buyer and Buyer Related Parties shall cooperate with each other fully with respect to actions required to be undertaken with respect to Tax audits, administrative actions or proceedings, litigation, employee records and any other like matters relating to Seller, Buyer, the Business, the Purchased Assets or the Assumed Liabilities that may occur after the Closing.

Section 6.2 Tax Matters.  Seller shall prepare or cause to be prepared and filed all Tax Returns with respect to the Purchased Assets and shall be liable for and shall pay all Taxes shown as due on such Tax Returns, in each case attributable to periods (or portions thereof) ending prior to the Closing Time, based on an interim closing of the books for any period not ending as of the Closing Time.  Buyer shall prepare or cause to be prepared and filed all Tax Returns with respect to the Purchased Assets and shall be liable for and shall pay all Taxes shown as due on such Tax Returns, in each case attributable to periods (or portions thereof) beginning on or after the Closing Time.  Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by any Party, in connection with the preparation and filing of Tax Returns pursuant to this Section 6.2 and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon any other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any Governmental Body as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Contemplated Transactions).  All transfer, documentary, sales, use, stamp, registration and other such Taxes incurred in connection with the sale of the Purchased Assets pursuant to this Agreement shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and, if required by Legal Requirements, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 6.3 Names Following the Closing.  Within ten (10) days following the Closing, Seller shall file amendments to Seller’s articles of incorporation with the Secretary of State of the State of Indiana changing its corporate name or assumed business name to a name that does not include “Man Alive” or “Decibel”.  Seller further agrees that, following the Closing, Seller will not adopt any name which includes “Man Alive” or “Decibel” and relinquishes any and all rights to the use of said names or any names included in the Intellectual Property.

Section 6.4 Employees.  As of the Closing Time, Seller agrees to terminate all of its employees.  Buyer covenants to hire all of Seller’s in-field employees (including without limitation district managers) and shall use its reasonable best efforts to interview all of Seller’s other employees.  Within five (5) business days following the Closing Time, Buyer shall notify Seller of any people who were employees of Seller immediately prior to the Closing Time that Buyer did not hire within such period.

Section 6.5 Nonsolicitation and Nonhire Covenants.  Neither Seller nor Finish Line shall, without the Buyer’s written consent, solicit for employment (except in the form of a public, general advertisement) or an independent contract with, or hire any current employee of the Seller or employee of the Seller as of immediately prior to the Closing Time for one (1) year following the Closing Time unless such person is not employed by Buyer within ten days after the Closing Time.  The foregoing provision shall not apply to any employees or officers of Seller that are also currently employed by Finish Line or its Affiliates.

Section 6.6 Special Remedies.  The Parties recognize that serious injury could result to Buyer and its business if Seller or Finish Line breaches its obligations under Section 6.5.  Therefore, Buyer will be entitled to a restraining order, injunction or other equitable relief if Seller or Finish Line breaches its obligations under this Agreement, in addition to any other remedies and damages that would be available at law or equity.

Section 6.7 Further Assurances.  Each of the Parties shall execute and deliver, or cause to be executed and delivered, such further instruments of conveyance and transfer or other documentation as the other Party may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Purchased Assets and the assumption by Buyer of the Assumed Liabilities and to otherwise give effect to the other transactions, covenants and agreements contemplated hereby, at the expense of the requesting Party.  Promptly after receipt of written notice of the threat, assertion or the commencement of any Action with respect to any matter in respect which another Party may be liable, the recipient shall forward the notice to such Party or Parties.  Seller and Finish Line will, upon request from Buyer, provide sales information with respect to each Lease to the extent necessary to enable Buyer to exercise any early termination options under such Leases or dispute any claims.  Each Party agrees to provide to the other Parties drafts and where applicable executed copies of all Landlord Consents (which without limitation shall include consents to assignment, estoppel certificates and consents to Subleases whether on the form of Landlord Consent agreed to by the Parties or on in an alternative form) prior to the Closing Time and, if applicable after the Closing, promptly after receipt by such Party.

Section 6.8 Kick-Out.  Buyer and Buyer Related Parties jointly and severally agree to pay to the Escrow Agent, as of the Kick Out Time (as defined hereafter), an amount equal to the estimated rent liability for the term from the Kick Out Time through the expiration of a lease (based on the then current base rent and additional rent) for each Non-Assigned Lease and each Lease under which Finish Line has provided a guaranty for the period after Closing and which guaranty has not been released, with respect to which (i) Buyer does not exercise its early termination option within the time frame permitted under the terms of such Lease (the “Kick Out Time”) or (ii) which Seller and the Finish Line has not been unconditionally released from liability to the Landlord.  The Kick Out Time will be determined as of the latest date the Leases can be terminated (for the earliest kickout period, if applicable), without respect to the store’s actual sales, it being the intention of the Parties that the Kick Out Time will be deemed to have occurred even if (as a result of actual stores sales being greater than any kick out thresholds or otherwise) the Buyer is not permitted to terminate under the terms of the Lease.  Seller and Finish Line agree to direct the Escrow Agent to release any amounts under this Section 6.8 with respect to which Seller and Finish Line are released from any guaranty and continuing Liability by the landlord as of the date of said release.

Section 6.9 Transfer Taxes.  Seller shall pay all transfer taxes or sales taxes owing in connection with this Agreement or the transfer of the Assets hereunder.

Article 7. Conditions Precedent to Buyer’s Obligation to Close

Buyer’s obligation to purchase the Purchased Assets and to assume the Assumed Liabilities and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

Section 7.1 Accuracy of Representations.  Except those inaccuracies which would not be reasonably likely to result in a Material Adverse Change, Seller’s representations and warranties in Article 3 of this Agreement must be accurate as of the Signing Date except for representations and warranties made as of a specified date, which shall be measured only as of such specified date and except for the representations and warranties, Section 3.1, Section 3.2, Section 3.4, Section 3.6, Section 3.9, Section 3.10, Section 3.12, Section 3.14, Section 3.15, and Section 3.17, which must be accurate as of the Closing Time.

Section 7.2 Seller’s Performance.  The covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects and Seller shall have delivered each of the documents required to be delivered by Seller pursuant to this Article 7 and all the Purchased Assets as required herein.

Section 7.3 No Injunction.  There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the sale of the Purchased Assets by Seller to Buyer.

Section 7.4 Rent Payments.  Seller shall have paid, or shall credit Purchaser at Closing as an additional adjustment to the Purchase Price Rebate, all amounts of rent and additional rents due and owing from Seller under the Leases covering any period through July 31, 2009.

Section 7.5 Store Condition.  Seller shall deliver possession of each Store free of any Encumbrances or subtenancies or any other occupants and violations which would materially interfere with the conduct of the business and in substantially the same condition as the stores are operated in the Ordinary Course of Business.

Section 7.6 Corporate Approvals.  Seller shall have obtained the necessary approvals for the consummation of the transactions contemplated by this Agreement, including but not limited to any governmental agency consents or approvals, if any, and resolutions evidencing the same shall have been delivered to Buyer.

Section 7.7 Documents.  The Seller shall have delivered executed versions (where applicable) of each of the documents set forth in Section 2.13.

Article 8. Conditions Precedent to Seller’s Obligation to Close

Seller’s obligation to sell the Purchased Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

Section 8.1 Accuracy of Representations.  Buyer’s representations and warranties in Section 3.1 of this Agreement must be accurate as of the Closing Time (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date), except those inaccuracies which would not be reasonably likely to result in a material adverse change.

Section 8.2 Buyer’s Performance.  The covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects and Buyer shall have delivered each of the documents required to be delivered by Buyer pursuant to this Article 8.

Section 8.3 No Injunction.  There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the sale of the Purchased Assets by Seller to Buyer.

Section 8.4 Documents.  Each of the following documents must have been delivered to Seller:

(a) a certificate executed by an officer of Buyer certifying (i) the matters set forth in Section 8.1 and Section 8.2, (ii) the Articles of Incorporation and By-laws of Buyer, (iii) the resolutions of the Board approving the Contemplated Transactions;

(b) the Bill of Sale executed by Buyer;

(c) the Landlord Consents; and

(d) the Subleases, if any.

Article 9. Termination

Section 9.1 Termination Events.  This Agreement may, by written notice given prior to or at the Closing, be terminated: (a) (i) by Buyer if any of the conditions in Article 7 have not been satisfied as of July 2, 2009 or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer or Buyer Related Parties to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Time; or (ii) by Seller if any of the conditions in Article 8 have not been satisfied as of July 2, 2009 or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Time; (b) by Buyer if (i) Seller has within the previous ten (10) business days given Buyer any notice pursuant to Section 5.8 above and (ii) the breach that is the subject of the notice has resulted in a Material Adverse Change; and (c) by mutual written consent of the Parties.

Section 9.2 Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1, all further obligations of the Parties under this Agreement will terminate, except that the obligations in, Section 11.1, Section 11.2 and Section 11.3 will survive.  Notwithstanding the foregoing, if this Agreement is terminated by a Party under Section 9.1(a), the terminating Party’s right to pursue all legal remedies for any breach of any covenant or agreement in this Agreement prior to such termination in any manner that shall have proximately contributed to the occurrence of the failure of the Closing to occur shall survive termination unimpaired, including but not limited to the right for action for specific performance.

Article 10. Indemnification; Remedies

Section 10.1 Survival.  All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the amendments to the Disclosure Letter, and any other certificate or document delivered pursuant to this Agreement will survive the Closing as set forth in Section 10.4.

Section 10.2 Indemnification and Payment of Damages by Seller and Finish Line.  Subject to the limitations set forth in this Article 10, if the Closing occurs then after the Closing Time, Seller and Finish Line will, jointly and severally indemnify and hold harmless Buyer, Buyer Related Parties and their respective Related Persons (the “Buyer Indemnified Persons”) for, and will pay to the Buyer Indemnified Persons the amount of, any Damages arising, proximately from: (a) any breach of any representation or warranty made by Seller in this Agreement after giving effect to the Disclosure Letter and amendments to the Disclosure Letter; (b) any breach by Seller of any covenant or obligation of Seller in this Agreement, or (c) any Excluded Liabilities or (d) any Liabilities of the Business accruing prior the Closing Time including without limitation Liabilities for rent or other obligations under the Leases accruing under the Leases for any period prior to the Closing Time, (e) any Liabilities of Seller accruing under the Non-Assigned Leases for any period prior to the Closing Time or (f) Liabilities of Seller under the Escrow Agreement, if any.

Section 10.3 Indemnification and Payment of Damages by Buyer and Buyer Related Parties.  Subject to the limitations set forth in this Article 10, if the Closing occurs then after the Closing, Buyer and Buyer Related Parties, jointly and severally, will indemnify and hold harmless Seller, Finish Line and their respective Related Persons (the “Seller Indemnified Persons”), and will pay to the Seller Indemnified Persons the amount of any Damages arising proximately from: (a) any breach of any representation or warranty made by Buyer or Buyer Related Parties in this Agreement; (b) any breach by Buyer or Buyer Related Parties of any covenant or obligation of Buyer or Buyer Related Parties in this Agreement, or (c) any Liabilities of the Business accruing after the Closing Time including without limitation Liabilities for rent or other obligations under the Assigned Leases becoming due and payable after the Closing Time, (d) any Liabilities under Subleases, (e) any Liabilities of Seller under the Non-Assigned Leases becoming due and payable after the Closing Time (f) the failure to pay any Liabilities or perform any obligations related to the Assumed Liabilities, (g) any Liabilities for brokers and finders fees to any broker or finder as previously disclosed in writing by Buyer to Seller, or (h) Liabilities of Buyer under the Escrow Agreement, if any.

Section 10.4 Limitations on Time and Amount --- Seller and Finish Line.

(a) Seller and Finish Line will have no Liability for indemnification under Section 10.2, unless on or before July 3, 2011, Buyer notifies Seller of a claim with respect thereto in writing specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.  Notwithstanding the foregoing, (i) the representations and warranties made in Section 3.1, Section 3.2, Section 3.4 and Section 3.15 shall survive the Closing indefinitely, (ii) the representations and warranties contained in Section 3.6 and Section 3.7 and Section 3.11 shall survive the Closing until the expiration of the applicable statute of limitations, and (iii) the representations and warranties contained in Section 3.20 with respect to each individual Lease shall survive until the earlier of the respective Kick Out Time or termination date for each such Lease (iv) the covenants set forth in Article 6 shall survive indefinitely unless a shorter time frame is set forth specifically therein.

(b) Seller and Finish Line will have no Liability for indemnification under Section 10.2 until the total of all Damages exceeds $50,000 (the “Basket”), and then only for the amount by which the Damages exceed the Basket.  The maximum Liability of Seller or Finish Line for indemnification under Section 10.2 shall not exceed an aggregate of $3,000,000 (the “Maximum Amount”).  Notwithstanding the foregoing, Buyer’s right to seek indemnification hereunder for any (i) breach of the representations and warranties made in Section 3.1, Section 3.2, Section 3.4, Section 3.6, and Section 3.15, (ii) Damages arising out of fraud, (iii) Damages arising out of a breach by Seller of the covenant contained in Section 6.5, (iv) Damages arising out of third party claims resulting from acts or omissions of Finish Line or Seller, or (v) Damages arising from the liabilities under any Assigned Leases accruing prior to the Closing Time, shall not be subject to, or limited by, the Basket or the Maximum Amount.

Section 10.5 Procedure for Indemnification -- Third Party Claims.

(a) In the case of Damages arising or which may arise by reason of any third party claim (an “Action”), promptly after receipt by the party seeking to be indemnified hereunder (the “Indemnitee”) of written notice of the assertion or the commencement of any Action with respect to any matter in respect of which indemnification may be sought by such party hereunder, the Indemnitee shall give written notice (the “Notice”) to the party from whom indemnification is being sought (the “Indemnitor”) stating the nature and basis of such claim and shall thereafter keep the Indemnitor reasonably informed with respect thereto, provided that failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor is prejudiced by such failure.  In case any such Action is brought against any Indemnitee, the Indemnitor shall be entitled to assume the defense thereof, by written notice of its intention to do so to the Indemnitee within thirty (30) days after receipt of the Notice.  If the Indemnitor shall assume the defense of such Action, it shall not settle such Action without the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed, unless such settlement includes solely a monetary payment which is satisfied by the Indemnitor and a concurrent full release of the Indemnitee from all Liability with respect to such Action.  As long as the Indemnitor is contesting any such Action, the Indemnitee shall not pay or settle any claims brought under such Action without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the assumption by the Indemnitor of the defense of any Action as provided in this subsection, the Indemnitee shall be permitted to participate in the defense of such Action and to employ counsel at its own expense; provided, however, that if the defendants in any Action shall include both an Indemnitor and any Indemnitee and such Indemnitee shall have reasonably concluded that counsel selected by Indemnitor has a conflict of interest because of the availability of different or additional defenses to such Indemnitee, such Indemnitee shall have the right to select separate counsel to participate in the defense of such Action on its behalf, at the expense of the Indemnitor but provided the Indemnitor shall not be obligated to pay the expenses of more than one separate counsel for all Indemnitees.

(b) If the Indemnitor shall fail to notify the Indemnitee of its desire to assume the defense of any such Action within the prescribed period of time, or shall notify the Indemnitee that it will not assume the defense of any such Action, then the Indemnitee may defend, and the Indemnitor shall be bound by any determination made in such Action or any settlement thereof effected by the Indemnitee, provided that any such determination or settlement shall not affect the right of the Indemnitor to dispute the Indemnitee’s claim for indemnification.  The Indemnitor’s assumption of the defense of any such Action shall not be deemed a concession that it is required to indemnify the Indemnitee for the subject matter of such Action.  If the Indemnitor does not assume the defense of such Action, the Indemnitor shall be permitted to participate in the defense of such Action and to employ counsel at its own expense.

Section 10.6 Procedure for Indemnification -- Other Claims.  A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the Indemnitor from the Indemnitee.

Section 10.7 Effect of Insurance and Taxes.

(a) To the extent the Indemnitee suffers Damages for which the Indemnitor is liable for indemnification and for which third party insurance proceeds are available, the Indemnitee shall submit a claim for such insurance recovery, and pursue such claim in good faith.  Any Indemnitee shall be deemed to have suffered Damages for which the Indemnitor shall be liable for indemnification only to the extent such Damages exceed the amount of any third party insurance proceeds available to the Indemnitee in connection with the facts giving rise to the right of indemnification.  If the Indemnitee’s entitlement to such a recovery is discovered after payment of indemnification hereunder, the Indemnitee shall pursue such insurance recovery with due diligence, and the amount of such indemnification shall be refunded to the party or parties who paid it, but only after and to the extent of such recovery from such insurer.  An Indemnitee who has received a recovery for Damages arising from breach of a representation, warranty, covenant or agreement under this Agreement which is subject to indemnification shall have no right to recover twice for the same Damages under the indemnification provided in this Agreement nor shall its insurer be entitled to any kind of subrogation or substitution which would give it the right to make a claim against the Indemnitor.

(b) In determining the amount of any Damage to the Indemnitee, any available Tax benefit to the Indemnitee as a result of sustaining the indemnifiable Damage shall be taken into account, such that only the net after tax effect of such Damage to the Indemnitee shall be considered a Damage subject to the indemnification provisions of this Agreement.

(c) If a Buyer Indemnified Person has a claim against a third party in respect of a Damage which is subject to indemnification hereunder, the respective Buyer shall, or shall cause the Buyer Indemnified Person to, transfer, assign and convey such claim to Seller to the extent of any actual payment in respect of such Damage by Seller; provided, however, that Buyer may elect not to transfer, assign or convey such claim to Seller and if Buyer makes such an election then Buyer waives for itself, and for each Buyer Indemnified Person, any right to indemnification hereunder with respect to such claim.

Section 10.8 Lost Profits and Special Damages.  Notwithstanding any other provision of this Agreement to the contrary, no Party shall be required to indemnify, hold harmless or otherwise protect another Party or any of the respective Affiliates or Related Persons for damage to reputation, lost business opportunities, lost profits, mental or emotional distress, incidental, special, consequential, punitive exemplary or indirect damages, interference with business operations or diminution of the value of property, except to the extent such claims are recovered by a third party or are related to the termination of this Agreement pursuant to Section 9.1(a)(ii).

Section 10.9 Exclusive Remedy.  The Parties hereby acknowledge and agree that the sole and exclusive remedy with respect to any and all claims arising under this Agreement and the Ancillary Documents, except for (i) fraud and (ii) those arising under Section 6.5 and (iii) for a breach by a party which is the cause of the failure to close pursuant to Article 9, shall be pursuant to the indemnification provisions set forth in this Article 10.  In furtherance of the foregoing, the Parties on behalf of themselves and their respective Seller Indemnified Persons and Buyer Indemnified Persons hereby waive, other than with respect to fraud and those arising under Section 6.5, to the fullest extent permitted by law, any and all other rights, claims and causes of action they may have against any other Party or its officers, directors, employees, agents, Representatives, Related Persons and Affiliates relating to any misrepresentation or breach of any representation or warranty or non-fulfillment of any covenant, agreement or other obligation as described in this Article 10, respectively.

Section 10.10 No Right of Setoff.  Except as specifically permitted herein, neither party shall have the right to setoff amounts owed under this Article against any other amounts owing to the other party under this Agreement.

Article 11. General Provisions

Section 11.1 Expenses.  Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, Representatives, counsel, and accountants.

Section 11.2 Public Announcements.  Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Seller mutually determine, unless required by Legal Requirements.

Section 11.3 Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) received by addressee, if mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses and as a Party may designate by notice to the other Parties).  The parties designate their attorneys to give and receive all notices on their behalf:

Seller or Finish Line:	with a copy to:
The Finish Line, Inc. 3308 Mitthoeffer Road Indianapolis, Indiana 46236 Attention: Gary D. Cohen	Barnes & Thornburg LLP 11 South Meridian Street Indianapolis, IN 46204-3535 Attention: David Millard

Buyer or Buyer Related Parties:	with a copy to:
E&J Lawrence Corp. 43 Hall Street Brooklyn, New York 11205 Attention: Jimmy Khezrie	Mishaan Dayon & Lieblich 1370 Broadway New York, NY 10018-5460 Attention: Jeffrey Dayon

Section 11.4 Jurisdiction; Service of Process.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the Parties in the courts of the State of Indiana, County of Marion, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Indiana, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

Section 11.5 Waiver.  Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the Ancillary Documents will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

Section 11.6 Entire Agreement and Modification.  Except for the Confidentiality Agreements between Jimmy Jazz, Inc. and Seller dated April 20, 2009 and May 19, 2009, this Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the Ancillary Documents) a complete and exclusive statement of the terms of the agreement among the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

Section 11.7 Disclosure Letter.  Seller may, at its option, include in the Disclosure Letter items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.  Information disclosed in the Disclosure Letter and in any supplement or amendment thereto shall constitute a disclosure for all purposes under this Agreement notwithstanding any reference to a specific section, and all such information shall be deemed to qualify the entire Agreement and not just such section.  Terms used in the Disclosure Letter and not otherwise defined therein shall have the same meanings as are ascribed to such terms in this Agreement.  The contents of Disclosure Letter are hereby  incorporated by reference as if fully set forth herein.  Seller agrees that any references and exhibits contained in the Disclosure Letter are being relied upon by Buyer as if said Disclosure Letter and its exhibits are annexed hereto.

Section 11.8 Assignments, Successors, and No Third-Party Rights.  No Party may assign any of its rights under this Agreement without the prior consent of the other Parties.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and permitted assigns.

Section 11.9 Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 11.10 Section Headings, Construction.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding section or sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.11 Governing Law.  This Agreement will be governed by the laws of the State of Indiana, without regard to conflicts of laws principles.

Section 11.12 Execution of Agreement.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission or by electronic transmission in Adobe® Acrobat format shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile transmission or by electronic transmission in Adobe® Acrobat format shall be deemed to be their original signatures for any purposes whatsoever.

Section 11.13 Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and affirms that in the event of a breach of this Agreement, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law.  Accordingly, each of the Parties shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.  If any such action is brought by a Party to enforce this Agreement, the other Party waives (a) the defense that there is an adequate remedy at law and (b) any requirement under any Law to post security or prove actual damages as a prerequisite to obtaining equitable relief.

Section 11.14 Finish Line Liability.  Finish Line by execution of this Agreement, unconditionally agrees that it shall be jointly and severally liable for all obligations and liabilities of Seller herein, notwithstanding that Finish Line has not specifically undertaken said liability or obligation.

Section 11.15 Buyer Related Parties Liability.  Each of the Buyer Related Parties by execution of this Agreement, unconditionally agrees that it shall be jointly and severally liable for all obligations and liabilities of Buyer herein, notwithstanding that a Buyer Related Party has not specifically undertaken said liability or obligation.

[Signature Page Immediately Following]

IN WITNESS WHEREOF, the Parties have executed and delivered this Asset Purchase Agreement as of the date first written above.

“Seller”		“Buyer”

The Finish Line Man Alive, Inc.		Man Alive Acquistions, LLC

By:	/s/ Gary Cohen	By:	/s/ James Khezrie
Printed:	Gary Cohen	Printed:	James Khezrie
Title	Secretary	Title:	Member

“Finish Line”		Buyer Related Parties

(See attached signature pages)
The Finish Line, Inc.

By:	/s/ Gary Cohen
Printed:	Gary Cohen
Title:	Chief Administrative Officer and Secretary

E&J Lawrence Corp.		Jazz of Green Acres LLC

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	President	Title:	Member

18 Graham Avenue Store, Inc.		Jimmy Jazz Inc.

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	President	Title:	President

20 East Burnside Store, Inc.		Jimmy Jazz Cary Towne LLC

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	President	Title:	Member

36 Graham Ave. Store, Inc.		Jimmy Jazz Citadel Mall LLC

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	President	Title:	Member

86 Delancey Store, Inc.		Jimmy Jazz Coastal Grand LLC

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	President	Title:	Member

89-41 165th Street Store, Inc.		Jimmy Jazz Columbia Place LLC

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	President	Title:	Member

101 East 170 Street Store, Inc.		Jimmy Jazz Cross Creek LLC

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	President	Title:	Member

132 West 125th Street Store, Inc.		Jimmy Jazz E-Commerce, LLC

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	President	Title:	Member

161 Street Shopping Center Store LLC		Jimmy Jazz Fairlane LLC

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	Member	Title	Member

164-01 Jamaica Avenue Store, Inc.		Jimmy Jazz Northwoods Mall LLC

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	President	Title:	Member

222-226 East Fordham Store, Inc.		Jimmy Jazz of Bay Plaza LLC

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	President	Title:	Member

239 W. 125 St. Store, Inc.		Jimmy Jazz of Belmont LLC

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	President	Title:	Member

260 East Fordham Store, Inc.		Jimmy Jazz of Cheltenham Square LLC

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	President	Title:	Member

270 Fordham Store, Inc.		Jimmy Jazz of Eastland LLC

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	President	Title:	Member

415 Knickerbocker Avenue Store, LLC		Jimmy Jazz of Eastpoint LLC

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	Member	Title:	Member

417 Knickerbocker Avenue Store, Inc.		Jimmy Jazz of Evergreen Plaza LLC

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	President	Title:	Member

421 Knickerbocker Ave. Store, Inc.		Jimmy Jazz of Ford City LLC

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	President	Title:	Member

442 Fulton Store, Inc.		Jimmy Jazz of Forestville LLC

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	President	Title:	Member

458 Fulton Street Store, Inc.		Jimmy Jazz of Four Seasons LLC

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	President	Title:	Member

472 Fulton Street Store, Inc.		Jimmy Jazz of Greenbriar LLC.

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	President	Title:	Member

520 Fulton Street Store, Inc.		Jimmy Jazz of Iverson Mall LLC

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	President	Title:	Member

617 West 181 Store, Inc.		Jimmy Jazz of Kings Plaza Inc.

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	President	Title:	President

954 Flatbush Store, Inc.		Jimmy Jazz of Military Circle LLC

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	President	Title:	Member

958 Flatbush Store, Inc.		Jimmy Jazz of Mondawmin LLC

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	President	Title:	Member

1045 Southern Boulevard Store, Inc.		Jimmy Jazz of Newport, Inc.

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	President	Title:	President

1260 Fulton Store, Inc.		Jimmy Jazz of Northland LLC

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	President	Title:	Member

2942 Third Avenue Store, Inc.		Jimmy Jazz of North Riverside LLC

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	President	Title:	Member

3122 Steinway Store, Inc.		Jimmy Jazz of Oakland Mall LLC

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	President	Title:	Member

5110 5th Avenue Store LLC		Jimmy Jazz of PPG LLC

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	Member	Title	Member

Bruckner Plaza Store, Inc.		Jimmy Jazz of Pitkin LLC

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	President	Title:	Member

DIS Stores, Inc.		Jimmy Jazz of Richmond Town Square Mall LLC

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	President	Title:	Member

Dyckman Athletics, Inc.		Jimmy Jazz of River Oaks LLC

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	President	Title:	Member

Five Town Shopping Mall Store, Inc.		Jimmy Jazz of South DeKalb LLC

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	President	By:	Member

Franklin JJ Store LLC		Jimmy Jazz of Roosevelt LLC

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	Member	Title	Member

Graham Athletics, Inc.		Jimmy Jazz of Southlake LLC

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	President	Title:	Member

Greenacres Sportswear LLC		Jimmy Jazz of Southpark LLC

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	Member	Title:	Member

Hyperactive of Bruckner Plaza LLC		Pologrounds, Ltd.

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	Member	Title:	President

Hyperactive of Kings Plaza LLC		Rap Sport, Inc.

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	Member	Title:	President

J&J Flatbush Ave LLC		S&D Fulton Corp.

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	Member	Title:	President

J&J Pitkin Realty LLC		S&D Men’s Inc.

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	Member	Title:	President

JJK Stores, Inc.		S&D Mens Wear of Kings Plaza, LLC

By:	/s/ James Khezrie	By:	/s/ James Khezrie
Printed:	James Khezrie	Printed:	James Khezrie
Title:	President	Title:	Member

Man Alive Stores, LLC

By:	/s/ James Khezrie
Printed:	James Khezrie
Title:	Member

Exhibit A

Definitions

“Affiliate”--with respect to a specified Person, any other Person that directly, or indirectly, involves one or more intermediaries, controls or is controlled by, or is under common control with, such Person.  For purposes of this Agreement, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Documents”--means the Bill of Sale and the other documents and instruments to be executed in connection with this Agreement.

“Business”-- the operation of any retail stores selling men’s and women’s apparel and accessories under the trade name “Man Alive” or “Decibel”.

“Buyer’s Knowledge” or “to Buyer’s Knowledge”--means the actual knowledge of Jimmy Khezrie.

“COBRA”--the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Code”--the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“Consent”--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions”--all of the transactions contemplated by this Agreement, including, without limitation, the sale of the Purchased Assets by Seller to Buyer and the assumption of the Assumed Liabilities by Buyer, and the execution, delivery, and performance of the Ancillary Documents.

“Contract”--any written agreement, purchase order, contract, lease, license, obligation, promise, or undertaking that is legally binding.

“Copyrights”--means registered United States and foreign copyrights.

“Damages”--means losses, liabilities, claims, damages (excluding incidental and consequential damages), or expenses (including reasonable attorneys’ fees) whether or not involving a third-party claim.  With respect to any installment payments not timely made by Seller, such payments shall accrue interest at 10% per annum.

“Disclosure Letter”--the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement and attached as Exhibit B to this Agreement.

“Encumbrance”--any charge, claim, lien, pledge, security interest, or restriction or encumbrance of any kind.

Exhibit A

“Environmental Law”--means any applicable Legal Requirement regulating or prohibiting Releases into any part of the environment (indoor or outdoor), or pertaining to protection of natural resources or the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) (42 U.S.C. §§ 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901, et seq.), the Clean Water Act (33 U.S.C. §§ 1251, et seq.), the Clean Air Act (33 U.S.C. §§ 7401, et seq.) and the Toxic Substances Control Act (15 U.S.C. §§  7401, et seq.), and the regulations promulgated pursuant thereto, as such laws are in effect as of  the Closing Time.

“ERISA”--the Employee Retirement Income Security Act of 1974, as amended.

“GAAP”--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Reviewed Financial Statements were prepared.

“Governmental Authorization”--any approval, consent, permit, or other authorization issued or granted by or under the authority of any Governmental Body pursuant to any Legal Requirement.

“Governmental Body”--any United States federal, state, local or municipal government.

“Hazardous Material”--means any substance, chemical, pollutant, contaminant, material or waste as to which liability or standards of conduct are imposed under any Environmental Law, including, without limitation, any material or substance that is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of any Environmental Law.

“Intellectual Property Assets”--means Marks, Patents, Copyrights, trade secrets, know-how, works and inventions, and registrations and applications for any of the foregoing.

“IRS”--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Legal Requirement”--any binding constitution, law, ordinance, regulation, statute, or treaty of any Governmental Body.

“Liability”   means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Marks”--means all trade names, trademarks and service marks, together with all goodwill associated with each of the foregoing.

Exhibit A

“Material Adverse Change”--a material adverse change in the business, financial condition or results of operations of Seller, taken as a whole, that is so substantial and adverse as to fundamentally impair the value to Buyer of the Purchased Assets and does not arise from or relate to customers of Seller’s business or changes in the volume or prices of sales by Seller; provided, however, that any effect resulting from the following shall not be considered when determining whether a Material Adverse Change has occurred:   (i) changes that exist on the date hereof and that have been reflected in the Agreement or the Disclosure Letter; (ii) changes that are generally applicable to the industry in which Seller operates, including, without limitation, to the economy generally; (iii) seasonal variation in Seller’s business or Seller’s results of operations in the Ordinary Course of Business; (iv) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (v) any change in currency or interest rates; (vi)  any change in any Legal Requirement applicable to Seller or the Purchased Assets; (vii) any increases in the costs of apparel, commodities or supplies; (viii) any change in the financial condition or results of operation of Seller caused by the pending sale of the Purchased Assets to Buyer; (ix) any change in GAAP or any authoritative interpretations thereof; or (x) any actions to be taken pursuant to or in accordance with this Agreement or pursuant to Buyer’s request or with Buyer’s consent.  Any determination as to whether any circumstance, change or effect has a Material Adverse Change shall be made only after taking into account all effective insurance coverages, third-party indemnifications and Tax benefits with respect to such circumstance, change or effect.

“Order”--any award, injunction, judgment, order or ruling issued by any Governmental Body or by any arbitrator.

“Ordinary Course of Business”--an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if such action is consistent with the past practices of such Person and only if in the ordinary course of commercial operations engaged in by such Person.

“Patents”--means United States and foreign patents and patent applications.

“Person”--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity.

“Proceeding”--any action, arbitration, hearing, litigation, or suit (whether civil or criminal), commenced, brought, conducted, or heard by or before any Governmental Body or arbitrator.

“Related Persons”--with respect to any specified Person:  (i) any Affiliate of such specified Person; and (ii) each Person that serves as a director or officer, of such Person.

“Release”--any spilling, leaking, discharging, or dumping into the environment, whether intentional or unintentional.

Exhibit A

“Remedial Action”--means all actions, including, without limitation, any capital expenditures, required under any Environmental Law to (a) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials; (b) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment; (c) perform preremedial studies and investigations or post remedial monitoring and care pertaining or relating to a Release; or (d) achieve or maintain compliance with any Environmental Law.

“Representative”--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Seller’s Knowledge” or “to Seller’s Knowledge”--means the actual knowledge of any employees of Seller or Finish Line with knowledge of the transaction and the operation of Seller’s and Finish Line’s business prior to Closing, including without limitation Lou Spagna, Gary Cohen or Edward Wilhelm.

“Tax”--any tax (including any income tax, capital gains tax, value-added tax, sales tax, use tax, transfer tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other tax imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax.

“Tax Return”--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

Exhibit A

Exhibit E

Other Buyer Parties

1.	E&J Lawrence Corp.
2.	18 Graham Avenue Store, Inc.
3.	20 East Burnside Store, Inc.
4.	36 Graham Ave. Store, Inc.
5.	86 Delancey Store, Inc.
6.	89-41 165th Street Store, Inc.
7.	101 East 170 Street Store, Inc.
8.	132 West 125th Street Store, Inc.
9.	161 Street Shopping Center Store LLC
10.	164-01 Jamaica Avenue Store, Inc.
11.	222-226 East Fordham Store, Inc.
12.	239 W. 125 St. Store, Inc.
13.	260 East Fordham Store, Inc.
14.	270 Fordham Store, LLC
15.	415 Knickerbocker Avenue Store, LLC
16.	417 Knickerbocker Avenue Store, Inc.
17.	421 Knickerbocker Ave. Store, Inc.
18.	442 Fulton Store, Inc.
19.	458 Fulton Street Store, Inc.
20.	472 Fulton Street Store, Inc.
21.	520 Fulton Street Store, Inc.
22.	617 West 181 Store, Inc.
23.	954 Flatbush Store, Inc.
24.	958 Flatbush Store, Inc.
25.	1045 Southern Boulevard Store, Inc.
26.	1260 Fulton Store, Inc.
27.	2942 Third Avenue Store, Inc.
28.	3122 Steinway Store, Inc.
29.	5110 5th Avenue Store LLC
30.	Bruckner Plaza Store, Inc.
31.	DJS Stores, Inc.
32.	Dyckman Athletics, Inc.
33.	Five Town Shopping Mall Store, Inc.
34.	Franklin JJ Store LLC
35.	Graham Athletics, Inc.
36.	Greenacres Sportswear LLC
37.	Hyperactive of Bruckner Plaza LLC
38.	Hyperactive of Kings Plaza LLC
39.	J&J Flatbush Ave LLC
40.	J&J Pitkin Realty LLC
41.	JJK Stores, Inc.
42.	Jazz of Green Acres LLC

  Exhibit E

43.	Jimmy Jazz Inc.
44.	Jimmy Jazz Cary Towne LLC
45.	Jimmy Jazz Citadel Mall LLC
46.	Jimmy Jazz Coastal Grand LLC
47.	Jimmy Jazz Columbia Place LLC
48.	Jimmy Jazz Cross Creek LLC
49.	Jimmy Jazz E-Commerce, LLC
50.	Jimmy Jazz Fairlane LLC
51.	Jimmy Jazz Northwoods Mall LLC
52.	Jimmy Jazz of Bay Plaza LLC
53.	Jimmy Jazz of Belmont LLC
54.	Jimmy Jazz of Cheltenham Square LLC
55.	Jimmy Jazz of Eastland LLC
56.	Jimmy Jazz of Eastpoint LLC
57.	Jimmy Jazz of Evergreen Plaza LLC
58.	Jimmy Jazz of Ford City LLC
59.	Jimmy Jazz of Forestville LLC
60.	Jimmy Jazz of Four Seasons LLC
61.	Jimmy Jazz of Greenbriar LLC
62.	Jimmy Jazz of Iverson Mall LLC
63.	Jimmy Jazz of Kings Plaza Inc.
64.	Jimmy Jazz of Military Circle LLC
65.	Jimmy Jazz of Mondawmin LLC
66.	Jimmy Jazz of Newport, Inc.
67.	Jimmy Jazz of Northland LLC
68.	Jimmy Jazz of North Riverside LLC
69.	Jimmy Jazz of Oakland Mall LLC
70.	Jimmy Jazz of PGP LLC
71.	Jimmy Jazz of Pitkin LLC
72.	Jimmy Jazz of Richmond Town Square Mall LLC
73.	Jimmy Jazz of River Oaks LLC
74.	Jimmy Jazz of South DeKalb LLC
75.	Jimmy Jazz Roosevelt LLC
76.	Jimmy Jazz Southlake LLC
77.	Jimmy Jazz Southpark LLC
78.	Pologrounds, Ltd.
79.	Rap Sport, Inc.
80.	S&D Fulton Corp.
81.	S&D Men’s Inc.
82.	S&D Mens Wear of Kings Plaza, LLC
83.	Man Alive Stores, LLC

 Exhibit E